Ex-99. – (a)(15)

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

MERCANTILE FUNDS, INC.

Pursuant to the provisions of the Maryland General Corporation Law, as amended, Mercantile Funds, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Incorporation of the Corporation are hereby amended as follows:

By striking out Article II of the Articles of Incorporation in its entirety and inserting in lieu thereof the following:

“ARTICLE II

SECTION 2.1. The name of the Corporation is PNC Funds, Inc.”

SECOND: The foregoing amendment to the Articles of Incorporation was duly approved by a majority of the entire Board of Directors of the Corporation at a meeting held on August 17, 2007.

THIRD: The foregoing amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by stockholders.

FOURTH: The foregoing amendment shall be effective on September 28, 2007.

IN WITNESS WHEREOF, Mercantile Funds, Inc. has caused these Articles of Amendment to be signed by its President and attested to by its Secretary on this 25th day of September, 2007.

MERCANTILE FUNDS, INC.

By	/s/ Kevin A. McCreadie
Kevin A. McCreadie

Attest:

/s/ Jennifer E. Vollmer
Jennifer E. Vollmer
Secretary